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                                                                    EXHIBIT 11.1

                         EARNINGS PER SHARE COMPUTATION

  Earnings per share calculations may be affected by the granting of stock options under the provisions of MPSI Systems Inc. Stock Option Plans. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the weighted average number of shares outstanding and earnings per share using the treasury-stock method. There is no significant difference between primary and fully diluted earnings per share in any period presented.

FISCAL YEAR ENDED SEPTEMBER 30, 1995:


                                                                                            WEIGHTED
                                                                                            AVERAGE
                                                                             ISSUED        INCREMENTAL
              WEIGHTED AVERAGE SHARES OUTSTANDING                            SHARES          SHARES
              -----------------------------------                            ------          ------
               Common stock:
                 Outstanding throughout the period . . . . .                2,728,000        2,728,000
                 Stock options exercised . . . . . . . . . .                    5,000            3,000
                 Dilutive unexercised stock options* . . . .                        -           71,000
                                                                            ----------       ---------

                          Total shares . . . . . . . . . . .                2,733,000        2,802,000
                                                                            =========        =========




                                                                             WEIGHTED
                                                              1995            AVERAGE       PER SHARE
              PER SHARE COMPUTATIONS                       RESULTS(A)        SHARES(B)       (A)/(B)
              ----------------------                       ----------        ---------       -------
              Continuing operations . . . . . . .          $2,029,000       2,802,000      $     .72
              Discontinued operations . . . . . .          $        -       2,802,000      $       -
              Net income  . . . . . . . . . . . .          $2,029,000       2,802,000      $     .72

_______________

* Represents incremental shares as computed using the Treasury Stock Method applied to all outstanding options which would be dilutive if exercised.





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